SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2004

KIRKLAND’S, INC.

(Exact Name of Issuer as Specified in Charter)

Tennessee (State or Other Jurisdiction of Incorporation or Organization)	000-49885 (Commission File Number)	62-1287151 (I.R.S. Employer Identification Number)

805 North Parkway
Jackson, Tennessee 38305
(Address of Principal Executive Offices)

(731) 668-2444
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

(a) Employment Agreement with Dwayne Cochran

               In connection with the appointment of Dwayne Cochran as Executive Vice President and Director of Stores of Kirkland’s, Inc. (the “Company”), as further discussed in Item 5.02 below, on October 21, 2004, we entered into an Employment Agreement, effective as of October 31, 2004 with Mr. Cochran, which provides for an annual base salary of $300,000 and a signing bonus with an after-tax value of $75,000. Payment of the full amount of the signing bonus is conditioned on Mr. Cochran’s remaining employed and in good standing with the Company though October 31, 2005. The agreement further provides that, beginning in the Company’s 2005 fiscal year, Mr. Cochran will be eligible for an annual bonus in an amount determined by the Compensation Committee of the Company’s Board of Directors. The agreement provides for specified option grants to be made to Mr. Cochran and also provides for other benefits to be made available to Mr. Cochran as are generally made available by the Company to its senior officers.

               The agreement provides that Mr. Cochran will be restricted by confidentiality, non-competition and non-solicitation covenants for the duration of his employment by the Company and for the period of up to two years thereafter. The agreement provides that in the event that Mr. Cochran’s employment is terminated without cause or in the event that he resigns for “good reason” (as defined in the agreement), Mr. Cochran will be entitled to severance benefits for between one and two years, at the Company’s election, consisting of the continuation of his health insurance benefit and regular cash installments in an annual amount equal to his average annual cash compensation for the prior three years. In the event of such a termination, Mr. Cochran will remain subject to the non-competition covenant for so long as he continues to receive severance benefits. The Company’s obligation to provide severance benefits will cease immediately upon Mr. Cochran accepting other employment that is not inconsistent with the non-competition restrictive covenant.

     (b) Separation Agreement with C. Edmond Wise, Jr.

               On October 22, 2004, as further discussed in Item 5.02 below, the Company entered into a Separation Agreement with C. Edmond Wise, Jr. in connection with his resignation as an executive officer of the Company (the “Separation Agreement”), pursuant to which Mr. Wise’s employment with the Company will terminate on October 31, 2004. Pursuant to the Separation Agreement,

Mr. Wise will receive separation payments equal to the amount of his regular base salary installments, as well as continuation of medical coverage, until the earlier of July 31, 2005 or the date on which Mr. Wise secures other employment. Mr. Wise remains subject to a non-competition covenant previously entered into with the Company.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers

               (b) C. Edmond Wise, Jr. has resigned as Senior Vice President of Operations/Director of Stores of the Company, effective October 31, 2004.

               (c) Effective October 31, 2004, Dwayne Cochran (age 42) has been appointed Executive Vice President and Director of Stores of the Company. Prior to joining the Company, Mr. Cochran was Zone Vice President — East Zone at Pier 1 Imports, Inc., a specialty retailer, since 1997. In that position, Mr. Cochran oversaw operations for over 350 stores on the east coast and in Canada. Mr. Cochran joined Pier 1 Imports in 1995. Prior to that, he was a regional manager at Brookstone for five years.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press release of the Company, dated October 26, 2004.

SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Robert E. Alderson

Date: October 26, 2004		Robert E. Alderson
President and Chief Executive Officer